UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 14, 2011

CIBER, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-13103	38-2046833
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

6363 South Fiddler’s Green Circle, Suite 1400, Greenwood Village, Colorado	80111
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (303) 220-0100

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 14, 2011, CIBER, Inc. (“CIBER” or the “Company”) announced that Terje Laugerud is leaving his position as executive vice president of CIBER and president of CIBER International at the end of July after more than 10 years with the Company to spend more time with family and pursue new interests in the private equity arena. The Company also announced that Tom van den Berg, an 11-year veteran of CIBER International, has been named to succeed Mr. Laugerud. Mr. van den Berg’s appointment will be effective July 31, 2011.

Mr. van den Berg, 48, joined CIBER in 1999 after the Company acquired Solution Partners B.V., an information technology company co-founded by Mr. van den Berg in the Netherlands. Mr. van den Berg has been country manager for CIBER Nederlands B.V., the largest subsidiary of CIBER International B.V., since joining the Company and has played an important role in the CIBER International management team as vice president, regional manager. Additionally, Mr. van den Berg has been leading CIBER’s global accounts initiative for the past year. Mr. van den Berg has an economics degree from the University of Tilbury.

Mr. van den Berg is not and has not been involved in any related party transactions with CIBER and does not have any family relationships with any other director, executive officer or any persons nominated for such positions.

To the extent not disclosed herein, the information required by Item 5.02 of Form 8-K regarding material plans, contracts or arrangements to which the persons named herein may become a party has not yet been determined.  CIBER will amend this current report on Form 8-K when these arrangements have been determined.

A copy of the press release announcing Mr. van den Berg’s succession as executive vice president of CIBER and president of CIBER International and Mr. Laugerud’s departure from those positions is attached as Exhibit 99.1 to this Current Report.

Item 9.01(d).  Exhibits.

(d)	Exhibits.

99.1	Press Release dated July 14, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

CIBER, INC.

Date: July 14, 2011	By:	/s/ Claude J. Pumilia
Claude J. Pumilia
Chief Financial Officer, Executive Vice President and Treasurer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated July 14, 2011.